                                                                 EXHIBIT 10.8(a)

This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your financial, legal or other professional advisor.
________________________________________________________________________________

                                  CASH OFFER

                                      by
                         NORTHERN ARCH RESOURCES LTD.,
                         A WHOLLY-OWNED SUBSIDIARY OF

                              ARCH PETROLEUM INC.

                     to purchase all of the Common Shares
                  (including the associated rights under the
                      Shareholder Rights Plan Agreement)
                                      of

                            TRAX PETROLEUMS LIMITED

                                on the basis of

                                    $0.71
                               (Canadian funds)
               for each Common Share of Trax Petroleums Limited
        ______________________________________________________________


THE OFFER IS OPEN FOR ACCEPTANCE UNTIL 4:30 P.M. (LOCAL TIME AT THE PLACE OF DEPOSIT) ON JANUARY 31, 1996 UNLESS EXTENDED OR WITHDRAWN IF THE CONDITIONS SET FORTH IN SECTION 4 OF THE OFFER ARE NOT SATISFIED. The Offer is conditional upon, among other things, at least 662/3% (calculated on a diluted basis) of the common shares ("Common Shares") of Trax Petroleums Limited (the "Company" or "Trax") being tendered under the Offer and there being no material adverse change in the business, operations or assets of the Company prior to the expiry of the Offer. The conditions of the Offer are fully described under Section 4 of the Offer, "Conditions of the Offer".

                THE BOARD OF DIRECTORS OF TRAX HAS UNANIMOUSLY
                RECOMMENDED THAT SHAREHOLDERS ACCEPT THE OFFER.

Holders of Common Shares who intend to accept the Offer must complete and sign the form of Letter of Acceptance and Transmittal (printed on YELLOW paper), or a manually signed facsimile thereof, which accompanies the Offer and forward it together with the certificate(s) representing such shares and all other documents called for to Montreal Trust Company of Canada, all in accordance with the Instructions in the Letter of Acceptance and Transmittal. A holder of Common Shares who desires to deposit such shares and whose certificates for such Common Shares are not readily available may deposit such certificates by following the procedures for guaranteed delivery set forth under Section 3 of the Offer, "Manner and Time of Acceptance".

Persons whose Common Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing the Common Shares.

Additional copies of this document may be obtained from Montreal Trust Company of Canada.

                     THE DEALER MANAGER FOR THE OFFER IS:

                             PETERS & CO. LIMITED

                     (Cover continued on following page)         JANUARY 9, 1996
________________________________________________________________________________

________________________________________________________________________________

                  NOTICE TO SHAREHOLDERS WHO ARE U.S. PERSONS

This Offer is made for the securities of a foreign issuer and while the Offer is subject to disclosure requirements of Canada, investors should be aware that these requirements are different from those of the United States.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that Northern Arch Resources Ltd. (the "Offeror" or "Northern Arch") is incorporated under the laws of Alberta, Canada, that some or all of its officers and directors may be residents of Canada, that the Dealer Manager and the expert named in the Offer or Circular may be residents of Canada, and that all or a substantial portion of the assets of Northern Arch and of said persons may be located outside the United States.

Investors should be aware that Northern Arch or its affiliates, directly or indirectly, may bid for or make purchases of the Company's securities subject to the Offer or of the Company's related securities during the period of the Offer, as permitted by applicable Canadian laws or provincial laws or regulations.

Shareholders who are resident in or citizens of the United States should be aware that acceptance of the Offer may have tax consequences under United States federal, state and local laws which are not described herein. Such Shareholders are urged to consult with their tax advisors.

All references herein to "dollars" and "$" are to the currency of Canada, unless otherwise indicated.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, holders of Common Shares in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Northern Arch may, in its sole discretion, take such action as it may deem necessary to extend the Offer to holders of Common Shares in such jurisdiction.


________________________________________________________________________________

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----
GLOSSARY ...............................................................................  4

SUMMARY.................................................................................  6

OFFER................................................................................... 10
     The Offer.......................................................................... 10
     Definitions........................................................................ 10
     Manner and Time of Acceptance...................................................... 10
     Conditions of the Offer............................................................ 12
     Payment for Deposited Common Shares................................................ 13
     Extension and Variation of the Offer............................................... 14
     Rights to Withdraw................................................................. 15
     Mail Service Interruption.......................................................... 16
     Notice and Delivery................................................................ 16
     Market Purchases and Sale of Shares................................................ 16
     Acquisition of Common Shares Not Deposited and Appraisal Rights.................... 17
     Return of Securities............................................................... 18
     Dividends and Distributions........................................................ 19
     Other Terms of the Offer........................................................... 19

CIRCULAR ..............................................................................  21
     The Offeror.......................................................................  21
     Terms and Conditions of the Offer.................................................  21
     Competing Offer by Pacalta Resources Ltd..........................................  21
     The Company.......................................................................  21
     Capitalization of the Company.....................................................  22
     Existing Business Relationship Between the Offeror and the Company................  22
     Purpose of the Offer and Plans for the Company....................................  22
     Canadian Federal Income Tax Considerations - Shareholders Resident in Canada......  24
     Canadian Federal Income Tax Considerations - Shareholders Not Resident in Canada..  26
     Ownership of Common Shares........................................................  26
     Trading in Common Shares..........................................................  26
     Stock Exchange Listing, Price Range and Volumes...................................  27
     Arrangements Between the Offeror and the Directors and Officers of the Company....  27
     Arrangements Between the Offeror and Shareholders of the Company..................  28
     Source of Funds...................................................................  28
     Expenses of the Offer.............................................................  28
     Dividend Policy...................................................................  29
     Material Changes in the Affairs of the Company....................................  29
     Acceptance of the Offer...........................................................  29
     Dealer Manager....................................................................  29
     Depositary........................................................................  29
     Legal Matters.....................................................................  30
     Statutory Rights..................................................................  30

CONSENT OF SOLICITORS..................................................................  30

APPROVAL AND CERTIFICATE...............................................................  31

APPENDIX A -   PART 16 OF THE BUSINESS CORPORATIONS ACT (ALBERTA)
               TAKE-OVER BID - COMPULSORY PURCHASE RIGHT

                                   GLOSSARY

          In the Offer, the Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery, the following terms shall have the following meanings:

"ABCA" means the Business Corporations Act (Alberta) and the regulations thereto, as the same may be amended from time to time;

"Acquisition Agreement" means the agreement between Arch and the Company made as of December 29, 1995 pursuant to which Northern Arch is making the Offer;

"Agreement to Tender" means the agreement between Arch and the Tendering Shareholders dated as of December 29, 1995;

"Arch" means Arch Petroleum Inc., a Delaware corporation;

"Business Day" means any day, other than a Saturday, Sunday or Canadian federal or Alberta provincial holiday, on which banks are open for business in the City of Calgary, Alberta;

"Circular" means the circular that accompanies and forms part of the Offer and which is attached hereto;

"Common Shares" means the common shares of the Company and, except where the context otherwise requires, the associated Rights;

"Company" or "Trax" mean Trax Petroleums Limited;

"Competing Offer" means an offer to purchase 50% or more of the outstanding Common Shares of the Company with an offering price per share greater than that offered under the Offer, including any variations to the Offer, which offer is subject to a positive recommendation by the board of directors of Trax;

"Dealer Manager" means Peters & Co. Limited;

"Depositary" means Montreal Trust Company of Canada;

"diluted basis" means, with respect to the outstanding Common Shares at any time, such number of outstanding Common Shares calculated assuming that all outstanding options to purchase Common Shares (other than the Rights) are exercised;

"First Directors' Circular" means the directors' circular of the board of directors of Trax dated December 8, 1995 in response to the unsolicited offer by Pacalta to purchase the Common Shares;

"Eligible Institution" means a Canadian chartered bank, a trust company in Canada, a commercial bank or trust company having an office or correspondent in the United States, or a member firm of The Toronto Stock Exchange, The Alberta Stock Exchange, The Montreal Exchange, the Vancouver Stock Exchange, a national securities exchange in the United States or the National Association of Securities Dealers, Inc.;

"Expiry Date" means January 31, 1996, unless the Offer is extended (pursuant to
Section 6 of the Offer), in which event the Expiry Date shall mean the latest date on which the Offer as so extended expires;

"Expiry Time" means 4:30 p.m. (local time at the place of deposit) on the Expiry Date, unless the Offer is extended (pursuant to Section 6 of the Offer), in which event the Expiry Time shall mean the latest time on which the Offer as so extended expires;

"Foreign Country" means a country other than Canada;

"Income Tax Act" means the Income Tax Act (Canada);

"Letter of Acceptance and Transmittal" means the letter of acceptance and transmittal prepared by the Offeror for use in connection with the Offer in the form enclosed herewith (printed on yellow paper);

"Notice of Guaranteed Delivery" means the notice of guaranteed delivery prepared by the Offeror for use in connection with the Offer in the form enclosed herewith (printed on pink paper);

"Offer" means the cash offer to purchase made hereby to Shareholders;

"Offeror" and "Northern Arch" mean Northern Arch Resources Ltd.;

"Offer Period" means the period commencing on January 9, 1996 and ending at the Expiry Time;

"Pacalta" means Pacalta Resources Ltd. and, if applicable, its wholly-owned subsidiary of 660066 Alberta Ltd.;

"Pacalta Offer" means the unsolicited offer by Pacalta to purchase all of the Common Shares at a price of $0.55 per share;

"Rights" means the rights issued pursuant to the Shareholder Rights Plan;

"Second Directors' Circular" means the notice of change to directors' circular of the board of directors of Trax dated December 29, 1995, recommending that the holders of Common Shares not tender to the Pacalta Offer;

"Shareholder" or "Shareholders" means, respectively, one or more holders of Common Shares;

"Shareholder Rights Plan" means the Shareholder Rights Plan Agreement of Trax dated as of March 31, 1994;

"Subsequent Acquisition Transaction" has the meaning ascribed thereto under
Section 11 of the Offer, "Acquisition of Common Shares Not Deposited and Appraisal Rights";

"subsidiary" has the meaning ascribed thereto in the Securities Act (Alberta);
and

"Tendering Shareholders" means, collectively, D.W. Axford & Associates, Ltd., Donald W. Axford and D. Jon Axford.

          In this Offer, the Circular and the Letter of Acceptance and Transmittal, references to "dollars" and "$" are to the currency of Canada, unless otherwise indicated, and words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine gender and vice versa.

________________________________________________________________________________

                                    SUMMARY

          The following is intended as a summary only and reference is made to the more detailed provisions and information contained in the attached Offer and the Circular.

THE OFFER

          The Offer is made by Northern Arch for all of the issued and outstanding Common Shares (including the associated Rights) at a price of $0.71 per share, payable in cash. The Offeror understands that Trax currently has issued and outstanding approximately 13,352,122 Common Shares, options to acquire 840,000 Common Shares and no other outstanding securities.

NORTHERN ARCH

          Northern Arch, a wholly-owned subsidiary of Arch, was organized for the sole purpose of making an acquisition in Canada on behalf of Arch. Prior to making the Offer, Northern Arch has carried on no business.

          Arch is a publicly-held independent oil and gas company headquartered in Fort Worth, Texas. Arch currently operates primarily in the Permian Basin in Texas and New Mexico. Additionally, Arch has gas transmission and marketing operations in south and north central Texas. In the year ended December 1, 1994, Arch's revenues were $83 million (U.S.).

          Arch's common shares trade on the NASDAQ National Market under the symbol "ARCH".

COMPETING OFFER BY PACALTA RESOURCES LTD.

          Pursuant to an offer to purchase and circular dated December 1, 1995, Pacalta, through its wholly-owned subsidiary, 660066 Alberta Ltd., offered to purchase all of the Common Shares of Trax at a price of $0.55 per Common Share.

          In the First Directors' Circular, the board of directors agreed with the initial view of its Independent Committee that the Pacalta Offer undervalued Trax. The board of directors of Trax recommended to Shareholders that they not tender their Common Shares to the Pacalta Offer until a further communication is received from the board of directors of Trax. In the Second Directors' Circular the board of directors of Trax recommended that the Shareholders not tender to the Pacalta Offer.

PURPOSE OF THE OFFER

          The purpose of the Offer is to enable Northern Arch to acquire all of the Common Shares. See Section 7 of the Circular, "Purpose of the Offer and Plans for the Company".

ACQUISITION OF COMMON SHARES NOT DEPOSITED

          If the Offeror does not acquire all the issued and outstanding Common Shares, Northern Arch intends to pursue some other means of acquiring such shares, such as invoking the statutory rights contained in Part 16 of the ABCA. See Section 11 of the Offer, "Acquisition of Common Shares Not Deposited and Appraisal Rights".

          If the Offer is successful, the Offeror will seek to have its nominees elected to the board of directors of Trax such that at least a majority of the directors will be its nominees. Upon the Offeror acquiring at least 662/3% of the issued and outstanding Common Shares pursuant to the Offer, Trax has agreed to cooperate with the Offeror to provide an orderly transition of control.


                                       6
________________________________________________________________________________

________________________________________________________________________________

TIMING

          The Offer is open for acceptance until 4:30 p.m. (local time at the place of deposit) on January 31, 1996 unless extended by the Offeror. See
Section 3 of the Offer, "Manner and Time of Acceptance".

MANNER OF ACCEPTANCE

          Shareholders wishing to accept the Offer must properly complete and duly execute the accompanying Letter of Acceptance and Transmittal (printed on YELLOW paper) or a facsimile thereof and deposit it (together with certificates representing their Common Shares and all other documents required by the Letter of Acceptance and Transmittal) at or prior to the Expiry Time, at one of the offices of the Depositary specified in the Letter of Acceptance and Transmittal. SHAREHOLDERS WHOSE COMMON SHARES ARE REGISTERED IN THE NAME OF A BROKER, DEALER, BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT THEIR NOMINEE TO DEPOSIT THEIR COMMON SHARES.

          If a Shareholder is unable to deposit certificates representing his Common Shares in a timely manner, he may accept the Offer by following the Procedure for Guaranteed Delivery set forth in Section 3 of the Offer, "Manner and Time of Acceptance".

TRADING PRICES

          On December 28, 1995, the last day of trading for Common Shares prior to the public announcement of the Offer, the closing price on The Toronto Stock Exchange for the Common Shares was $0.65. On January 5, 1996, the closing price on The Toronto Stock Exchange for the Common Shares was $0.69. On November 16, 1995, the last day of trading for Common Shares prior to the public announcement of the Pacalta Offer, the closing price on The Toronto Stock Exchange for the Common Shares was $0.50.

PROCEDURE FOR GUARANTEED DELIVERY

          Shareholders are advised that use of the mail to transmit certificates representing their Common Shares and the Letter of Acceptance and Transmittal is at each holder's risk. The Offeror recommends that such documents be delivered by hand to the Depositary and a receipt therefor obtained, or that registered mail be used.

          If a Shareholder wishes to deposit Common Shares pursuant to the Offer and the certificates representing such Common Shares are not immediately available or such holder cannot deliver the certificates and all other required documents to the Depositary at or prior to the Expiry Time, such Common Shares may nevertheless be deposited pursuant to the Offer. Reference is made to the Procedure for Guaranteed Delivery in Section 3 of the Offer.

          ALL SIGNATURES ON THE LETTER OF ACCEPTANCE AND TRANSMITTAL, ON CERTIFICATES REPRESENTING COMMON SHARES AND, IF NECESSARY, ON THE NOTICE OF GUARANTEED DELIVERY, MUST BE GUARANTEED BY AN ELIGIBLE INSTITUTION, UNLESS OTHERWISE PROVIDED.

          For detailed information as to the manner in which Shareholders may validly accept the Offer, see Section 3 of the Offer, "Manner and Time of Acceptance" and the Letter of Acceptance and Transmittal.

CONDITIONS

          The Offeror reserves the right to withdraw the Offer or to elect not to take up or accept for payment or pay for any Common Shares properly deposited hereunder unless all of the following conditions are satisfied prior to the Expiry Time:

     (a) all requisite regulatory approvals shall have been obtained on terms satisfactory to the Offeror in its sole judgment;

     (b) not less than 662/3% of the Common Shares (calculated on a diluted basis) having been deposited in valid acceptance of the Offer and having not been withdrawn prior the Expiry Date;


                                       7
________________________________________________________________________________

_______________________________________________________________________________

     (c) the terms and provisions of the Shareholder Rights Plan shall have been waived and continue to be waived with respect to the Offer and any Subsequent Acquisition Transaction contemplated by the Offer;

     (d) (1) no act, action, suit or proceeding shall have been threatened or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) in Canada or elsewhere, whether or not having the force of law; and (2) no law, regulation or policy shall have been proposed, promulgated or applied:

          (i) which has effect, or may have effect, to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to the Offeror of the Common Shares, the right of the Offeror to own or exercise full rights of ownership of the Common Shares; or

          (ii) which, if the Offer were consummated would materially and adversely affect the Company;

     (e) the Offeror shall have determined in its sole judgment, acting reasonably, that the Company has not taken any action which might make it inadvisable for the Offeror to proceed with the Offer and/or with the taking up and paying for Common Shares under the Offer, including, without limiting the generality of the foregoing, any agreement or understanding relating to the sale, disposition of or other dealing with any of the assets of the Company;

     (f) the Tendering Shareholders shall not be in default, in any material respect, of any of their obligations under the Agreement to Tender, the representations and warranties made by the Tendering Shareholders in the Agreement to Tender shall be true and correct in all material respects as of the first date of the take up and payment for Common Shares under the Offer and the Agreement to Tender shall not have been otherwise terminated;

     (g) there shall not have occurred (or, if there shall have previously occurred, there shall not have been disclosed, generally or to the Offeror in writing, prior to the commencement of the Offer) any change (or any condition, event or development involving a prospective change) in the business, operations, assets, capitalization, financial condition, prospects, licenses, permits, rights, privileges or liabilities whether contractual or otherwise, of the Company which, in the sole judgment of the Offeror, acting reasonably, is materially adverse;

     (h) there shall have not developed, occurred or came into effect or existence any event, action, state, condition, or other financial occurrence of national or international consequence or any action, law or regulation, inquiry or other occurrence of any nature whatsoever which, in the opinion of the Offeror, acting reasonably, seriously adversely affects or involves or may seriously adversely affect or involve the business of the Company; and

     (i) all stock options of the Company shall have been exercised or cancelled or shall otherwise have ceased to exist or to represent a liability or obligation of the Company.

          The foregoing conditions are for the exclusive benefit of the Offeror and may be waived by it in whole or in part at its sole option at any time and from time to time, before the Expiry Time, without prejudice to any other rights which the Offeror may have.

          See Section 4 of the Offer, "Conditions of the Offer", for further particulars of the conditions attached to the Offer.


                                       8
________________________________________________________________________________

________________________________________________________________________________

AGREEMENT TO TENDER

          Pursuant to the Agreement to Tender, the Tendering Shareholders have agreed to tender all of their Common Shares (including Common Shares issuable on exercise of outstanding stock options) consisting of 2,413,147 Common Shares and 500,000 Common Shares issuable on the exercise of stock options, representing approximately 20% of the outstanding Common Shares, within five Business Days of the Offer and not to withdraw such shares unless the said agreement is earlier terminated or a Competing Offer is outstanding 24 hours prior to the Expiry Time and the Offeror has not increased the consideration payable under the Offer to at least equal that under the Competing Offer. See
Section 14 of the Circular, "Arrangements Between the Offeror and Shareholders of the Company".

PAYMENT FOR DEPOSITED COMMON SHARES

          Upon fulfilment or waiver of the conditions of the Offer, the Offeror may take up and pay for Common Shares properly deposited under the Offer and not withdrawn commencing on January 31, 1996, or forthwith after the expiration of any withdrawal period if the Offer is changed or varied so as to give rise to withdrawal rights. The Offeror will pay for any Common Shares taken up promptly, but in any event not later than three days after taking up such Common Shares. Any Common Shares deposited pursuant to the Offer after the first date on which Common Shares have been taken up by the Offeror will be taken up and paid for promptly, but in any event within ten days of such deposit. See Section 5 of the Offer, "Payment for Deposited Common Shares".

RIGHTS TO WITHDRAW

          All deposits of Common Shares pursuant to the Offer are irrevocable except as provided in Section 7 of the Offer, "Rights to Withdraw".

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

          The sale of the Common Shares pursuant to the Offer will be a disposition for Canadian tax purposes and may give rise to tax consequences to Shareholders. See Section 8 of the Circular, "Canadian Federal Income Tax Considerations - Shareholders Resident in Canada".

          A non-resident Shareholder will only be subject to tax under the Income Tax Act on any realized capital gains if the Common Shares are a taxable Canadian property as defined in the Income Tax Act and the Shareholder is not entitled to relief pursuant to the provisions of any applicable income tax treaty. See Section 9 of the Circular, "Canadian Federal Income Tax Considerations - Shareholders Not Resident in Canada".

DEALER MANAGER

          Peters & Co. Limited has been appointed to form a soliciting dealer group comprised of members of the Investment Dealers Association of Canada and members of Canadian stock exchanges to solicit acceptances of the Offer. The Offeror will pay any member of the soliciting dealer group whose name appears in the appropriate space in the Letter of Acceptance and Transmittal accompanying a deposit of Common Shares a solicitation fee of $0.01 for each such Common Share taken up and paid for, subject to a minimum fee of $75 and a maximum fee of $1,500 in respect of any single beneficial owner.

MATERIAL CHANGES IN THE AFFAIRS OF THE COMPANY

          The Offer is being made on the condition, among others, that the terms of the Shareholder Rights Plan shall have been waived and continue to be waived with respect to the Offer and any Subsequent Acquisition Transaction contemplated by the Offer. Under the terms of the Shareholder Rights Plan, if the Offeror were to take up and pay for Common Shares without the application of the plan to the Offer being waived, the Offeror could suffer significant dilution as a result of the operation of the Shareholder Rights Plan. On January 4, 1996, the Offeror received notice that the board of directors of the Company had waived the application of the Shareholder Rights Plan to the Offer and any Subsequent Acquisition Transaction contemplated by the Offer.


                                       9
________________________________________________________________________________

                                     OFFER

                                                                 January 9, 1996

TO:       THE HOLDERS OF COMMON SHARES

1.        THE OFFER

          The Offeror hereby offers to purchase, on and subject to the terms and conditions hereinafter specified, all of the issued and outstanding Common Shares (and the associated Rights), including Common Shares which may become outstanding on the exercise of outstanding stock options, at a price of $0.71 for each Common Share.

          The Offer is made only for Common Shares and is not made for any other options to purchase Common Shares. Any holder of such securities who wishes to accept the Offer should exercise the options in order to obtain certificates representing Common Shares and deposit them pursuant to the Offer.

          THE ACCOMPANYING CIRCULAR, LETTER OF ACCEPTANCE AND TRANSMITTAL AND THE NOTICE OF GUARANTEED DELIVERY ARE INCORPORATED INTO AND FORM PART OF THE OFFER AND CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

          The Offer is subject to certain conditions as detailed in Section 4 of this Offer. If such conditions are met, the Offeror will take up and pay for the Common Shares duly deposited and not withdrawn under the Offer in accordance with the terms hereof. All of the terms and conditions of the Offer may be waived or modified (subject to applicable law) by the Offeror without prejudice to any other right which the Offeror may have by notice in writing delivered to the Depositary at its principal office in Calgary, Alberta.

2.        DEFINITIONS

          Certain terms used in this Offer, the Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery are defined in the Glossary.

3.        MANNER AND TIME OF ACCEPTANCE

          To accept the Offer, certificates representing Common Shares, together with a properly completed and duly executed Letter of Acceptance and Transmittal (printed on YELLOW paper) or facsimile thereof and all other documents required by the Letter of Acceptance and Transmittal, must be received at or prior to the Expiry Time by the Depositary at one of its offices listed in the Letter of Acceptance and Transmittal. Since the application of the Shareholder Rights Plan has been waived by the board of directors of the Company in relation to the Offer, a tender of Common Shares will also constitute a tender of the associated Rights.

          ALL SIGNATURES ON THE LETTER OF ACCEPTANCE AND TRANSMITTAL, ON CERTIFICATES REPRESENTING COMMON SHARES AND, IF NECESSARY, ON THE NOTICE OF GUARANTEED DELIVERY, MUST BE GUARANTEED BY AN ELIGIBLE INSTITUTION, UNLESS OTHERWISE PROVIDED.

          In lieu of depositing certificates representing Common Shares with the Depositary, such certificates may be deposited in compliance with the Procedure for Guaranteed Delivery set forth below at or prior to the Expiry Time.

          If a Letter of Acceptance and Transmittal is signed by a person other than the registered holder of the Common Shares deposited therewith, the certificate must be endorsed or accompanied by appropriate security transfer or stock powers of attorney duly and properly completed by the registered holder. THE SIGNATURE ON SUCH CERTIFICATES, TRANSFERS OR POWERS MUST BE GUARANTEED BY AN ELIGIBLE INSTITUTION.

          The deposit of Common Shares pursuant to any of the procedures described above will constitute a binding agreement between the depositing Shareholder and the Offeror upon the terms and subject to the conditions of the Offer.

Procedure for Guaranteed Delivery

          If a Shareholder wishes to deposit Common Shares pursuant to the Offer and the certificates representing such Common Shares are not immediately available or such holder cannot deliver the certificates and all other required documents to the Depositary at or prior to the Expiry Time, such Common Shares may nevertheless be deposited pursuant to the Offer provided that all of the following conditions are met:

     (a)  such deposit is made by or through an Eligible Institution;

     (b) a properly completed and duly executed Notice of Guaranteed Delivery (printed on PINK paper), in the form enclosed with this document or facsimile thereof, is received by the Depositary at or prior to the Expiry Time at one of its offices listed in the Letter of Acceptance and Transmittal; and

     (c) the certificates representing deposited Common Shares, in proper form for transfer, together with a properly completed and duly executed Letter of Acceptance and Transmittal or facsimile thereof covering such Common Shares and any other documents required by such Letter of Acceptance and Transmittal, are received at the same office of the Depositary, prior to 4:30 p.m. local time on the third trading day on The Toronto Stock Exchange after the Expiry Date.

          The Notice of Guaranteed Delivery must be delivered by hand or transmitted by facsimile transmission or mail to the Depositary AND MUST INCLUDE A SIGNATURE GUARANTEED BY AN ELIGIBLE INSTITUTION IN THE FORM SET FORTH IN THE NOTICE OF GUARANTEED DELIVERY.

General

          In all cases, payment for Common Shares deposited and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates representing the Common Shares and a properly completed and duly executed Letter of Acceptance and Transmittal or facsimile thereof covering such shares.

          THE METHOD OF DELIVERY OF COMMON SHARE CERTIFICATES, THE LETTER OF ACCEPTANCE AND TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE DEPOSITING SHAREHOLDER. THE OFFEROR RECOMMENDS THAT SUCH DOCUMENTS BE DELIVERED BY HAND TO THE DEPOSITARY AND A RECEIPT BE OBTAINED; HOWEVER, IF SUCH DOCUMENTS ARE MAILED, THE OFFEROR RECOMMENDS THAT REGISTERED MAIL, RETURN RECEIPT OR ACKNOWLEDGEMENT OF RECEIPT REQUESTED, BE USED AND THAT PROPER INSURANCE BE OBTAINED.

          Holders of Common Shares registered in the name of a broker, investment dealer, bank, trust company or other nominee should contact the nominee for assistance in depositing Common Shares.

          The execution of a Letter of Acceptance and Transmittal by a Shareholder irrevocably appoints the Offeror as the true and lawful agent, attorney and attorney-in-fact of such holder with respect to the Common Shares deposited therewith and purchased by the Offeror (the "Purchased Securities"), and with respect to any stock dividends, securities, rights, warrants or other interest or distribution (collectively, as used in this paragraph, "Other Securities"), issued, transferred or distributed on or in respect of the Purchased Securities on or after the date of the Offer, effective from the date that the Offeror purchases the Purchased Securities (the "Effective Date"), with full power of substitution, in the name and on behalf of such Shareholder, to register or record, transfer and enter the transfer of Purchased Securities and any Other Securities on the books of the Company and to exercise any and all of the rights of such Shareholder in respect of the Purchased Securities and any Other Securities including, without limitation, the right to execute and deliver any and all instruments of proxy, authorizations or consents in respect of any or all of the Purchased Securities and Other Securities, revoke any such instruments, authorizations or consents given on or prior to or after the Effective Date and designate in any such instruments of proxy any person or persons as the proxy or the proxy nominee or nominees of the holder thereof, all as set forth in the Letter of Acceptance and Transmittal. Further, a Shareholder who executes the Letter of Acceptance and Transmittal, unless otherwise agreed to by the Offeror, agrees, among other things, from and after the Effective Date: (i) not to vote any of the Purchased Securities or Other Securities at any meeting (whether annual, special or otherwise) of holders of Purchased Securities or Other Securities; (ii) not to exercise any other rights or privileges attached to any Purchased Securities or Other Securities; and
(iii) to execute and deliver to the Offeror any and all instruments of proxy, authorizations or consents in respect of any or all of the Purchased

Securities or Other Securities and to designate in any such instruments of proxy the person or persons specified by the Offeror as the proxy or proxy nominee or nominees of the holder thereof. At the Effective Date, all prior proxies given by the holder of such Purchased Securities with respect thereto and to such Other Securities shall be revoked and no subsequent proxies may be given by such holder with respect thereto. A Shareholder who executes a Letter of Acceptance and Transmittal covenants to execute, upon request, any additional documents necessary or desirable to complete the sale, assignment and transfer of the Purchased Securities and any Other Securities to the Offeror and acknowledges that all authority therein conferred or agreed to be conferred shall survive the death or incapacity, bankruptcy or insolvency of the Shareholder and all obligations of the Shareholder therein shall be binding upon the heirs, personal representatives, successors and assigns of the Shareholder.

          The deposit of Common Shares pursuant to the procedures herein will constitute a binding agreement between the depositing Shareholder and the Offeror upon the terms and subject to the conditions of the Offer including the depositing Shareholder's representation and warranty that: (i) such person has full power and authority to deposit, sell, assign and transfer the Common Shares and any Other Securities being deposited; (ii) such Shareholder owns the Common Shares within the meaning of the applicable securities laws; (iii) the deposit of such Common Shares and any Other Securities complies with applicable securities laws; and (iv) when such Common Shares and any Other Securities are taken up and paid for by the Offeror, the Offeror will acquire good title thereto free and clear of all liens, restrictions, charges, encumbrances, claims and equities.

          All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Common Shares deposited pursuant to the Offer will be determined by the Offeror in its sole discretion and depositing Shareholders agree that such determination shall be final and binding. The Offeror reserves the absolute right to reject any and all deposits which it determines not to be in a proper form or which, in the opinion of its counsel, may be unlawful to accept under the laws of any applicable jurisdiction. The Offeror reserves the right to waive any defect or irregularity in the deposit of any Common Shares. The Offeror's interpretation of the terms and conditions of the Offer will be final and binding.

          THERE SHALL BE NO OBLIGATION ON THE OFFEROR, THE DEALER MANAGER OR THE DEPOSITARY TO GIVE NOTICE OF ANY DEFECTS OR IRREGULARITIES IN ANY DEPOSIT AND NO LIABILITY SHALL BE INCURRED BY ANY OF THEM FOR FAILURE TO GIVE ANY SUCH NOTICE.

4.        CONDITIONS OF THE OFFER

          The Offeror shall have the right to withdraw the Offer with respect to the Common Shares or to elect not to take up and pay for any Common Shares deposited hereunder unless all of the following conditions are satisfied prior to the Expiry Time:

     (a) all requisite regulatory approvals shall have been obtained on terms satisfactory to the Offeror in its sole judgment;

     (b) not less than 662/3% of the Common Shares (calculated on a diluted basis) having been deposited in valid acceptance of the Offer and having not been withdrawn prior the Expiry Date;

     (c) the terms and provisions of the Shareholder Rights Plan shall have been waived and continue to be waived with respect to the Offer and any Subsequent Acquisition Transaction contemplated by the Offer;

     (d) (1) no act, action, suit or proceeding shall have been threatened or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) in Canada or elsewhere, whether or not having the force of law; and (2) no law, regulation or policy shall have been proposed, promulgated or applied:

          (i) which has effect, or may have effect, to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to the Offeror of the Common

               Shares, the right of the Offeror to own or exercise full rights of ownership of the Common Shares; or

          (ii) which, if the Offer were consummated would materially and adversely affect the Company;

     (e) the Offeror shall have determined in its sole judgment, acting reasonably, that the Company has not taken any action which might make it inadvisable for the Offeror to proceed with the Offer and/or with the taking up and paying for Common Shares under the Offer, including, without limiting the generality of the foregoing, any agreement or understanding relating to the sale, disposition of or other dealing with any of the assets of the Company;

     (f) the Tendering Shareholders shall not be in default, in any material respect, of any of their obligations under the Agreement to Tender, the representations and warranties made by the Tendering Shareholders in the Agreement to Tender shall be true and correct in all material respects as of the first date of the take up and payment for Common Shares under the Offer and the Agreement to Tender shall not have been otherwise terminated;

     (g) there shall have not have occurred (or, if there shall have previously occurred, there shall not have been disclosed, generally or to the Offeror in writing, prior to the commencement of the Offer) any change (or any condition, event or development involving a prospective change) in the business, operations, assets, capitalization, financial condition, prospects, licenses, permits, rights, privileges or liabilities whether contractual or otherwise, of the Company which, in the sole judgment of the Offeror, acting reasonably, is materially adverse;

     (h) there shall not have developed, occurred or came into effect or existence any event, action, state, condition, or other financial occurrence of national or international consequence or any action, law or regulation, inquiry or other occurrence of any nature whatsoever which, in the opinion of the Offeror, acting reasonably, seriously adversely affects or involves or may seriously adversely affect or involve the business of the Company; and

     (i) all stock options of the Company shall have been exercised or cancelled or shall otherwise have ceased to exist or to represent a liability or obligation of the Company.

          The conditions described above are for the exclusive benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances or may be waived by the Offeror in its sole discretion, at any time and from time to time before the Expiry Time without prejudice to any other rights which the Offeror may have under the Offer. Any determination by the Offeror concerning the events described in this Section 4 will be final and binding upon all parties.

          Any waiver of a condition or the withdrawal of the Offer shall be effective upon oral or written notice by the Offeror to that effect to the Depositary at its principal office in Calgary. The Offeror shall, forthwith after giving any such notice, make a public announcement of such waiver or withdrawal and cause the Depositary as soon as practicable thereafter to notify Shareholders in the manner set forth in Section 9 of this Offer and shall provide a copy of the aforementioned notice to the Dealer Manager and The Toronto Stock Exchange. If the Offer is withdrawn, the Offeror shall not be obligated to take up and pay for any Common Shares deposited under the Offer and the Depositary will return promptly all certificates for deposited Common Shares and Letters of Acceptance and Transmittal to the persons by whom they were deposited.

5.        PAYMENT FOR DEPOSITED COMMON SHARES

          Upon fulfilment or waiver of the conditions of the Offer, the Offeror may take up and pay for Common Shares properly deposited under the Offer and not withdrawn commencing on January 31, 1996 or forthwith after the expiration of any withdrawal period if the Offer is changed or varied so as to give rise to withdrawal rights. If the conditions have been fulfilled or waived at the Expiry Time, the Offeror will take up the Common Shares validly deposited under the Offer promptly and, in any event, not later than ten days from the Expiry Date. The Offeror will pay for Common Shares taken up promptly and, in any event, not later than three days after taking up such Common

Shares. Any Common Shares deposited pursuant to the Offer after the first date on which Common Shares have been taken up by the Offeror will be taken up and paid for within ten days of such deposit. If the conditions described in
Section 4 of this Offer have been fulfilled or waived, the Offeror may not extend the Offer unless all Common Shares then validly deposited and not withdrawn are taken up and paid for.

          The Offeror will pay for Common Shares purchased by it pursuant to the Offer by providing the Depositary with sufficient funds for transmittal to Shareholders whose Common Shares are purchased. The Depositary will issue or cause to be issued and will forward by first class mail a cheque drawn upon a Canadian chartered bank or trust company payable to such depositing Shareholder or such other person as he may direct in the Letter of Acceptance and Transmittal, representing the amount payable in cash to which such Shareholder is entitled pursuant to the Offer. If no address is specified therein, a cheque issued in respect of registered Common Shares will be forwarded to the address
of the Shareholder as shown on the register maintained by the Company.   The
Depositary will act as the agent of persons who have deposited Common Shares in acceptance of the Offer for the purposes of receiving payment from the Offeror and transmitting payment to such persons.

          Settlement with Shareholders with respect to each Common Share deposited by each such Shareholder and accepted by the Offeror pursuant to the Offer will be effected by the Depositary forwarding to each Shareholder the amount of $0.71 per Common Share. See Section 9 of the Circular, "Canadian Federal Income Tax Considerations -Shareholders Not Resident in Canada" with respect to payments to those Shareholders who are non-residents of Canada.

          If any deposited Common Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Common Shares than are deposited, certificates for unpurchased Common Shares will be returned, without expense, to the depositing Shareholder promptly following the Expiry Date or the Offeror's withdrawal and early termination of the Offer.

          If the Offeror is delayed in its purchase of or payment for Common Shares or is unable to purchase or pay for such Common Shares for any reason then, without prejudice to the Offeror's rights hereunder, deposited Common Shares may be retained by the Depositary on behalf of the Offeror and may not be withdrawn except to the extent that tendering Shareholders are entitled to withdrawal rights as set forth in Section 7 of this Offer or pursuant to any applicable law. The reservation by the Offeror of the rights to delay the purchase of or payment for Common Shares is limited by the securities laws of certain Canadian provinces.

          Under no circumstances will interest accrue or be paid by the Offeror or the Depositary to persons depositing Common Shares on the purchase price of the Common Shares regardless of any delay in such payment.

          Cheques which are mailed in accordance with this Section shall be deemed to have been delivered at the time of delivery to the post office. In the event of an interruption of mail services, cheques will be made available in accordance with Section 8 of this Offer.

6.        EXTENSION AND VARIATION OF THE OFFER

          Unless extended, the Offer is open for acceptance at the places of deposit set forth in the Letter of Acceptance and Transmittal until 4:30 p.m. (local time at the place of deposit) on January 31, 1996.

          Subject to the terms of the Acquisition Agreement, the Offeror may, from time to time during the Offer Period (or otherwise as permitted by law) vary certain terms of the Offer. Any such variation of the Offer or extension of the Expiry Time may be made by the Offeror giving notice to the Depositary at its principal office in Calgary. Upon the delivery of such notice, the Expiry Time and Expiry Date shall be deemed to be extended to the time and date specified in such notice or the Offer shall be deemed to be varied in the manner described therein, as the case may be. The Offeror will, as soon as practicable after giving any such notice, and in any event no later than 9:00 a.m. (Eastern time) on the first Business Day following the previously scheduled Expiry Date, make a public announcement of the extension or variation. In addition, the Offeror will provide a copy of such notice to the Dealer Manager and The Toronto Stock Exchange and will cause the Depositary to mail a copy of any such notice to Shareholders as required by applicable laws.

          Any notice of extension or variation will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Calgary.

          The Offeror shall not be entitled to extend the period of time during which the Offer is open where all the terms and conditions of the Offer have been complied with or waived by the Offeror, unless the Offeror first takes up and pays for all the Common Shares deposited under the Offer and not withdrawn.

          If there is a variation in the terms of the Offer (other than a variation consisting solely of a waiver of a condition) or a change in the information contained in the Offer and Circular which is within the control of the Offeror and which would reasonably be expected to affect a Shareholder's decision to accept or reject the Offer, the period during which Common Shares may be deposited pursuant to the Offer shall not expire before ten days after the notice of variation has been delivered, unless otherwise permitted by applicable law. An extension of the Expiry Time and Expiry Date shall not constitute a waiver by the Offeror of any of its rights under Section 4 of this Offer. If the price being offered for the Common Shares is increased by the Offeror, the increased price will be paid to all Shareholders whose Common Shares are taken up pursuant to the Offer, whether or not such shares were taken up by the Offeror before the variation.

7.        RIGHTS TO WITHDRAW

          All deposits of Common Shares pursuant to the Offer are irrevocable provided that any Common Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder:

     (a)  at any time before 11:00 a.m. (Calgary time) on January 31, 1996; and

     (b) at any time after February 23, 1996, provided that the Common Shares have not been taken up and paid for prior to the receipt by the Depositary of a notice of withdrawal in respect of such Common Shares.

          In addition, if a notice of change in respect of the information contained in this Offer and the Circular or in respect of any notice of change or variation is delivered to the Shareholders whose Common Shares were not taken up at the date of the occurrence of the change or there is a variation of the terms of the Offer (other than by an increase in the consideration offered for the Common Shares with any extension of the time for deposit being for a period not greater than ten days after the notice of variation is delivered or a variation consisting solely of the waiver of a condition of the Offer), any deposited Common Shares not then taken up and paid for may be withdrawn by or on behalf of the depositing Shareholder at their place of deposit at any time up to and including the tenth day after the day on which the notice of change or variation is mailed, delivered or otherwise communicated, subject to abridgement of that period pursuant to such order or orders as may be granted by Canadian courts or securities regulatory authorities.

          Pursuant to the terms of the Agreement to Tender, the Tendering Shareholders have agreed to tender their Common Shares to the Offer and not to withdraw any of their Common Shares tendered unless the Agreement to Tender has been duly terminated prior to the time of the Offeror taking up and paying for such shares or a Competing Offer is outstanding 24 hours prior to the Expiry Time and the Offeror has not increased the consideration payable under the Offer to at least equal that under the Competing Offer. See Section 14 of the Circular, "Arrangements Between the Offeror and Shareholders of the Company".

          Withdrawal of deposited Common Shares must be effected by notice of withdrawal which must be made by or on behalf of the Shareholder by whom or on whose behalf such Common Shares were deposited and must be received by the Depositary at the office at which such Common Shares were deposited. Any such notice of withdrawal must (a) be made by a method, including telegraphic communications, that provides the Depositary with a written or printed copy, (b) be signed by or on behalf of the person who signed the Letter of Acceptance and Transmittal accompanying the Common Shares which are being withdrawn, (c) specify such person's name, the number of Common Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the Common Shares to be withdrawn and (d) be actually received by the Depositary within the time specified above. For the purpose of obtaining physical possession of the deposited share certificates so withdrawn, the signature on the notice of withdrawal must be guaranteed by an Eligible Institution.

          NONE OF THE OFFEROR, THE DEPOSITARY, THE DEALER MANAGER, OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECT OR IRREGULARITY IN ANY NOTICE OF WITHDRAWAL NOR SHALL THEY INCUR ANY LIABILITY FOR FAILURE TO GIVE SUCH NOTIFICATION.

          In addition to the foregoing rights of withdrawal, Shareholders in certain provinces of Canada are entitled to statutory rights of rescission in certain circumstances. See Section 23 in the Circular, "Statutory Rights".

          All questions as to the validity (including the time of receipt) and form of notices of withdrawal shall be determined by the Offeror in its sole discretion and such determination shall be final and binding. See Section 3 of this Offer.

8.        MAIL SERVICE INTERRUPTION

          Notwithstanding the provisions of the Offer or the Letter of Acceptance and Transmittal, cheques in payment for the Common Shares purchased pursuant to the Offer and certificates for any Common Shares or other relevant documents to be returned will not be mailed if the Offeror determines that delivery by mail may be delayed, until such time as the Offeror has determined that delivery by mail will no longer be delayed. Persons entitled to cheques, share certificates or documents which are not mailed for the foregoing reason may take delivery thereof at the offices of the Depositary at which the Common Shares in respect of which the cheque is being issued were deposited, upon application to the Depositary. Notwithstanding Section 5 of this Offer, cheques, share certificates or documents not mailed for the foregoing reason will be conclusively deemed to have been delivered on the first day upon which they are available for delivery to the depositing Shareholders at the appropriate office of the Depositary. Notice of any determination regarding mail service delay or interruption made by the Offeror shall be given in accordance with the last sentence of the first paragraph of Section 9 of this Offer.

9.        NOTICE AND DELIVERY

          Without limiting any other lawful means of giving notice, any notice which the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given to Shareholders if (a) it is mailed by first class mail postage prepaid to the registered holders of such Common Shares at their respective addresses appearing in the registers for such Common Shares maintained by the Company and will be deemed to have been received on the first Business Day following mailing, or (b) it is given in such other manner as may be permitted by applicable law. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of mail service following mailing. In the event of any interruption of mail service following mailing, the Offeror intends to make reasonable efforts to disseminate the notice by other means such as publication. In the event that post offices in Canada are not open for the deposit of mail, any notice which the Offeror or the Depositary may give or cause to be given under this Offer, except as otherwise provided, will be deemed to have been properly given and to have been received by the Shareholders, as the case may be, if: (i) it is given to The Toronto Stock Exchange for dissemination through its facilities; (ii) it is published once in the nationally circulated edition of The Globe and Mail; or (iii) it is given to the ISDN Wire Service.

          Wherever the Offer calls for documents to be delivered to the Depositary, such documents will not be considered delivered unless and until they have been physically received at one of the addresses noted for the Depositary as set forth in the Letter of Acceptance and Transmittal.

10.       MARKET PURCHASES AND SALE OF SHARES

          During the Offer Period, subject to applicable law, the Offeror may purchase up to that number of Common Shares that is equal to 5% of the Common Shares outstanding on the date of the Offer. Any such purchases will be made through the facilities of The Toronto Stock Exchange commencing on or after January 12, 1996.

          Although the Offeror has no present intention to sell Common Shares acquired under the Offer, it reserves the right to make or enter into any arrangement, commitment or understanding at or prior to the Expiry Time to sell Common Shares taken up under the Offer after the Expiry Time.

11.       ACQUISITION OF COMMON SHARES NOT DEPOSITED AND APPRAISAL RIGHTS

          The purpose of the Offer is for the Offeror to acquire all outstanding Common Shares, including Common Shares which may become outstanding on the exercise of stock options during the Offer Period. Upon completion of the Offer, if available, the Offeror intends to utilize any statutory rights of purchase pursuant to Part 16 of the ABCA.

          If at least 90% of the outstanding Common Shares not owned by or on behalf of the Offeror are validly tendered pursuant to the Offer (such shares being referred to herein as "Accepted Securities"), the Offeror may be entitled, but is not obligated, to acquire the remaining Common Shares (the "Remaining Securities") pursuant to Part 16 of the ABCA. In such event the Offeror will send by registered mail to each holder of Remaining Securities (a "Dissenting Offeree"), on or before the earlier of 60 days after the Expiry Date or 180 days after the date hereof, notice (the "Offeror's Notice") of its intention to acquire the Remaining Securities on the terms of the Offer and pursuant to the provisions of Part 16 of the ABCA. Within 20 days after receipt of the Offeror's Notice, each Dissenting Offeree must send the certificates representing Remaining Securities held by such Dissenting Offeree, and may elect either: (i) to transfer such holder's Remaining Securities to the Offeror on the terms on which the Offeror acquired the Accepted Securities; or (ii) to demand payment of the fair value thereof by notifying the Offeror and applying to the Court of Queen's Bench of Alberta to fix the fair value of the holder's Remaining Securities, within 60 days after the date of sending of the Offeror's Notice. A holder of Remaining Securities who fails to notify the Offeror and fails to apply to a court to fix the fair value within the prescribed time will be deemed to have elected to transfer the holder's Remaining Securities to the Offeror on the terms set forth in the Offer. It is the Offeror's current intention to exercise the foregoing compulsory purchase right in the event it acquires 90% or more of the Common Shares under the Offer. If the Offeror does not exercise such right, Shareholders who do not tender under the Offer may remain minority Shareholders in the Company.

          In the event any Shareholder demands payment of the fair value of the Common Shares, the Offeror has no present intention of applying to a court to fix the fair value of the holder's Remaining Shares.

          The foregoing is a summary only of the right of acquisition available to the Offeror and the right of appraisal available to Shareholders. The summary is not intended to be complete and is qualified in its entirety by the provisions of Part 16 of the ABCA which are attached as Appendix A to the Circular. THESE PROVISIONS ARE COMPLEX AND MAY REQUIRE STRICT ADHERENCE TO NOTICE AND TIMING PROVISIONS, FAILING WHICH SUCH RIGHTS MAY BE LOST OR ALTERED. SHAREHOLDERS WHO WISH TO BE BETTER INFORMED ABOUT THESE PROVISIONS SHOULD CONSULT THEIR LEGAL ADVISORS.

          If the Offer is successful, but the Offeror acquires less than 90% of the outstanding Common Shares, then the Offeror intends to propose an amalgamation, statutory arrangement or other transaction involving the Offeror or a wholly-owned subsidiary of the Offeror in order to acquire all of the Common Shares not deposited under the Offer (the "Subsequent Acquisition Transaction").

          The Subsequent Acquisition Transaction will be a "going private transaction" within the meaning of the Ontario Securities Commission Policy Statement No. 9.1 ("Policy 9.1") or Policy Q-27 ("Policy Q-27") of the Commission des valeurs mobilieres du Quebec with respect to the holders of a class of participating securities, such as the Common Shares, if it causes the interest of a holder of such class of securities (the "affected securities") to be terminated without consent of the holder and without the substitution therefor of an interest of equivalent value in a participating security which is a security of the Company, the Offeror, an affiliate of the Offeror or a successor body corporate. If the method of acquiring the Common Shares is not a "going private transaction", the transaction could be a "related party transaction" for purposes of Policy 9.1.

          Policy 9.1 and Policy Q-27 would also require that, in addition to any other required security holder approval, in order to complete the Subsequent Acquisition Transaction, the approval of a simple or two-thirds majority (depending on the nature of the transaction) of the votes cast by minority Shareholders of the affected securities be obtained. In relation to any subsequent going private transaction or related party transaction, the minority Shareholders will, unless discretionary relief is granted by applicable securities commissions, be all Shareholders, other than the Offeror, certain "related parties" of the Offeror and the Company, any person acting jointly or in concert with the foregoing, any affiliate of the foregoing and the Tendering Shareholders. For these purposes, the minority will include directors and senior officers of the Company who would be considered to be independent from the Offeror for the purpose of qualifying to serve as a member of an independent committee appointed to consider the transaction. Policy 9.1 and Policy Q-27 also provide that those of the minority who accept the Offer may be included in the calculation of the minority approval of the going private transaction or related party transaction if the consideration per security in the going private transaction or related party transaction is at least equal in value to the consideration paid pursuant to the Offer. The Offeror presently intends that the consideration offered under any Subsequent Acquisition Transaction proposed by it would be at least equal in value to the consideration offered under the Offer. The Offeror intends that the Common Shares acquired by it pursuant to the Offer will be counted as part of any minority approval in connection with any such transaction. Under Policy 9.1 and Policy Q-27 if, following the Offer, the Offeror and its affiliates are the registered holders of 90% or more of the Common Shares at the time the going private transaction or related party transaction is initiated, the requirement of minority approval would not apply to the transaction if a statutory dissent and appraisal remedy is available to the minority holders or if a substantially equivalent enforceable right is made available to the minority Shareholders.

          In the event that the Offeror proposes a going private transaction or other Subsequent Acquisition Transaction, the Offeror intends to seek relevant orders, waivers or rulings under the ABCA, Policy 9.1, Policy Q-27, the Regulation under the Securities Act (Ontario) and pursuant to any other similar policy or regulation in any other jurisdiction, exempting the Offeror and the Company, as appropriate, from any requirement to prepare a valuation in connection with such transaction.

          Pursuant to the ABCA, if the Subsequent Acquisition Transaction is an amalgamation it would require the approval of at least two-thirds of the votes cast by holders of the outstanding Common Shares at a meeting duly called and held for the purpose of approving the amalgamation agreement. The Offeror would cause Common Shares acquired under the Offer to be voted in favour of such a transaction.

          Depending upon the nature and terms of any Subsequent Acquisition Transaction, Shareholders may have the right to vote in respect of the transaction, and in certain circumstances (including in the case of an amalgamation under the ABCA), the right to dissent in respect of the transaction and demand payment of the fair value of their Common Shares. The exercise of such right, providing that the statutory procedures are complied with by the holder, could lead to a judicial determination of the fair value required to be paid to such dissenting holder for his Common Shares. The fair value so determined could be more or less than the amount paid per Common Share pursuant to the Subsequent Acquisition Transaction or the Offer.

          Certain judicial decisions may be considered relevant to any going private transaction or related party transaction that may be proposed or effected subsequent to the expiry of the Offer. Prior to the adoption of Policy
9.1 and Policy Q-27, Canadian courts, in a few instances, granted preliminary injunctions to prohibit transactions involving going private transactions. The current trend in both Canadian legislation, such as the enactment of section 190 of the Business Corporations Act (Ontario), and in the American jurisprudence is toward permitting going private transactions to proceed subject to compliance with procedures designed to ensure substantive fairness to the minority Shareholders.

          Shareholders should consult their legal advisors for a determination of their legal rights with respect to a related party or going private transaction. Reference is also made to Section 8, "Canadian Federal Income Tax Considerations - Shareholders Resident in Canada" and Section 9, "Canadian Federal Income Tax Considerations -Shareholders Not Resident in Canada" in the Circular.

12.       RETURN OF SECURITIES

          Any deposited Common Shares not taken up and paid for by the Offeror for any reason, or if certificates are submitted for more Common Shares than are deposited, certificates for Common Shares not deposited, will be returned at the Offeror's expense by either sending new certificates representing securities not purchased or returning the deposited certificates (and other relevant documents). The certificates (and other relevant documents) will be forwarded by first class insured mail in the name of and to the address specified, in such name and to such address as shown on the registers maintained by the Company as soon as practicable following the Expiry Date or withdrawal or termination of the Offer.

13.       DIVIDENDS AND DISTRIBUTIONS

          If, on or after January 9, 1996, the Company should split, combine or otherwise change any of the Common Shares or its capitalization, or shall disclose that it has taken or intends to take any such action, the Offeror may, in its sole discretion, make such adjustments as it considers appropriate to the purchase price and other terms of the Offer (including, without limitation, the type of securities offered to be purchased and the amounts payable therefor) to reflect such split, combination or other change.

          Common Shares acquired pursuant to the Offer shall be transferred by the Shareholder and acquired by the Offeror free and clear of all liens, restrictions, charges, encumbrances, claims and equities and together with all rights and benefits arising therefrom including the right to any and all dividends, distributions, payments, securities, rights, assets or other interests which may be declared, paid, issued, distributed, made or transferred on or in respect of the Common Shares on or after January 9, 1996. If the Company should declare or pay any cash dividend, stock dividend or make any other distribution on or issue any rights with respect to any of the Common Shares which is or are payable or distributable to the Shareholders of record on a record date which is prior to the date of transfer into the name of the Offeror or its nominees or transferees on the registers maintained by the Company of such Common Shares following acceptance thereof for purchase pursuant to the Offer, then the whole of any such dividend, distribution or right will be received and held by the depositing Shareholder for the account of the Offeror and shall be promptly remitted and transferred by the depositing Shareholder to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer. Pending such remittance, the Offeror will be entitled to all rights and privileges as the owner of any such dividend, distribution or right, and may withhold the entire consideration payable by the Offeror pursuant to the Offer or deduct from the consideration payable by the Offeror pursuant to the Offer the amount or value thereof, as determined by the Offeror in its sole discretion.

14.       OTHER TERMS OF THE OFFER

          The Offeror reserves the right to transfer to one or more affiliated companies the right to purchase all or any portion of the Common Shares deposited pursuant to the Offer but any such transfer will not relieve the Offeror of its obligations under the Offer and will in no way prejudice the rights of the persons depositing Common Shares to receive payment for Common Shares validly deposited and accepted for payment pursuant to the Offer.

          NO BROKER, DEALER OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE OFFEROR OTHER THAN AS CONTAINED IN THE OFFER, AND, IF ANY SUCH INFORMATION OR REPRESENTATION IS GIVEN OR MADE, IT MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NO BROKER, DEALER OR OTHER PERSON SHALL BE DEEMED TO BE THE AGENT OF THE OFFEROR, THE DEPOSITARY OR THE DEALER MANAGER FOR THE PURPOSES OF THE OFFER. IN ANY JURISDICTION IN WHICH THIS OFFER IS REQUIRED TO BE MADE BY A LICENSED BROKER OR DEALER, THIS OFFER SHALL BE MADE ON BEHALF OF THE OFFEROR BY BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

          The Offer and accompanying Circular and other documents referred to above constitute the take-over bid circular required under applicable Canadian provincial securities legislation with respect to the Offer.

          The Offeror shall, in its sole discretion, be entitled to make a final and binding determination on all questions relating to the interpretation of the Offer, the Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery, the validity of any acceptance of the Offer, and the validity of any withdrawals of Common Shares.

          The Offer is not being made to (nor will deposits be accepted from or on behalf of) Shareholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Offeror may, in its sole discretion, take such action as it may deem necessary to make an offer in any such jurisdiction and extend such offer to Shareholders in any such jurisdiction.

          The Offer and all contracts resulting from the acceptance of the Offer shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

DATED at Calgary, Alberta, January 9, 1996.


                           NORTHERN ARCH RESOURCES LTD.




                           By: (signed)    LARRY KALAS
                                           President and Chief Executive Officer

                                   CIRCULAR

          This Circular accompanies the Offer to purchase all of the issued and outstanding Common Shares. The terms, conditions and provisions of the accompanying Offer, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery are incorporated into and form part of the Circular. Terms that are defined in the Offer shall where used in this Circular have the meanings so defined.

          EXCEPT AS SPECIFICALLY DISCLOSED HEREIN, THE INFORMATION CONCERNING THE COMPANY CONTAINED IN THE CIRCULAR HAS BEEN SUPPLIED BY THE COMPANY OR HAS BEEN TAKEN FROM OR BASED UPON PUBLICLY AVAILABLE DOCUMENTS AND RECORDS ON FILE WITH CANADIAN SECURITIES ADMINISTRATORS AND OTHER PUBLIC SOURCES. ALTHOUGH THE OFFEROR HAS NO KNOWLEDGE THAT WOULD INDICATE THAT ANY STATEMENTS CONTAINED HEREIN TAKEN FROM OR BASED ON SUCH DOCUMENTS AND RECORDS ARE UNTRUE OR INCOMPLETE, THE OFFEROR DOES NOT ASSUME ANY RESPONSIBILITY FOR THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED IN SUCH DOCUMENTS AND RECORDS, OR FOR ANY FAILURE BY THE COMPANY TO DISCLOSE PUBLICLY EVENTS OR FACTS THAT MAY HAVE OCCURRED OR MAY AFFECT THE SIGNIFICANCE OR ACCURACY OF ANY SUCH INFORMATION BUT WHICH ARE UNKNOWN TO THE OFFEROR.

1.        THE OFFEROR

          Northern Arch, a wholly-owned subsidiary of Arch, was organized pursuant to the ABCA for the sole purpose of making an acquisition in Canada on behalf of Arch. Prior to making the Offer, Northern Arch has carried on no business.

          Arch is a publicly-held independent oil and gas company headquartered in Fort Worth, Texas. Arch currently operates primarily in the Permian Basin in Texas and New Mexico. Additionally, Arch has gas transmission and marketing operations in south and north central Texas. For the year ended December 1, 1994, Arch's revenues were $83 million (U.S.).

          Arch's common shares trade on the NASDAQ National Market under the symbol "ARCH".

2.        TERMS AND CONDITIONS OF THE OFFER

          Reference is made to the Offer for particulars of the terms and conditions of the Offer, including the manner and time of acceptance, the conditions of the Offer and provisions for payment for Common Shares taken up thereunder.

3.        COMPETING OFFER BY PACALTA RESOURCES LTD.

          Pursuant to an offer to purchase and circular dated December 1, 1995, Pacalta, through its wholly-owned subsidiary, 660066 Alberta Ltd., offered to purchase all of the Common Shares of Trax at a price of $0.55 per Common Share.

          In the First Directors' Circular, the board of directors agreed with the initial view of its Independent Committee that the Pacalta Offer undervalued Trax. The board of directors of Trax recommended to Shareholders that they not tender their Common Shares to the Pacalta Offer until a further communication is received from the board of directors of Trax. In the Second Directors' Circular the board of directors of Trax recommended that the Shareholders not tender to the Pacalta Offer.

4.        THE COMPANY

          The Company was continued under the laws of Alberta by Certificate of Continuance dated June 30, 1993. Its head and registered offices are located at 2120, 530-6th Avenue S.W., Calgary, Alberta, T2P 3S8.

5.        CAPITALIZATION OF THE COMPANY

          The authorized capital of the Company consists of an unlimited number of Common Shares. According to the First Directors' Circular, at December 8, 1995, 13,352,122 Common Shares were issued and outstanding. The Company also has outstanding options on an aggregate of 840,000 Common Shares at exercise prices ranging from $0.60 to $0.80 per Common Share.

6.        EXISTING BUSINESS RELATIONSHIP BETWEEN THE OFFEROR AND THE COMPANY

          Except for those resulting from the ordinary course of the oil and gas industry, and as set forth below, there are no existing business relationships between the Offeror, its associates or affiliates and the Company.

7.        PURPOSE OF THE OFFER AND PLANS FOR THE COMPANY

Background to the Offer

          Representatives of Arch have been evaluating various potential oil and gas acquisitions, both as asset and corporate acquisitions, in Canada since April, 1995. After the Pacalta Offer was announced, Arch contacted the Company for the purpose of evaluating the Company and its assets to determine whether or not Arch was interested in making a bid to compete with the Pacalta Offer.

          Arch negotiated and entered into a confidentiality agreement with the Company on December 19, 1995 and gained access to a data room established by the Company to examine non-public information in order to determine whether or not it was interested in making an offer for the Common Shares and, if so, on what terms and conditions.

          Negotiations between Arch and the Company and their financial and legal advisors commenced December 27, 1995, resulting in each of the Acquisition Agreement and the Agreement to Tender being signed in the evening of Friday, December 29, 1995.

          On January 4, 1996, the Offeror received notice that the board of directors of the Company had waived the terms and provisions of the Shareholder Rights Plan with respect to the Offer and any Subsequent Acquisition Transaction contemplated by the Offer.

          This Offer is being made by the Offeror pursuant to its obligations under the Acquisition Agreement and the Agreement to Tender. Pursuant to the terms of the Acquisition Agreement the Company agreed, subject to fiduciary law, among other things, that:

     (a) the board of directors of the Company had approved the entering into of the Acquisition Agreement;

     (b) the board of directors of the Company will waive the provisions of the Shareholder Rights Plan with respect to the Offer and any Subsequent Acquisition Transaction, provided the Offer complies with the Acquisition Agreement;

     (c) the Company would not solicit or cause or facilitate anyone else to solicit any offer or expression of interest to acquire any of its assets outside the ordinary course of business or any of its securities, whether directly or indirectly;

     (d) the Company would not provide information concerning its securities, assets or business to anyone for or in furtherance of anything mentioned in item (c) above;

     (e) the Company would not pursue any other material corporate acquisition or disposition, amalgamation, merger, arrangement or purchase or sale of assets or make any other material change to the business, capital or affairs of the Company;

     (f) the Company would not conduct any activity out of the ordinary course of business for the Company as conducted prior to December 29, 1995 or otherwise detrimental to the Offer; and

     (g) upon the Offeror taking up and paying for not less than 662/3% of the Common Shares, the Company would cooperate with the Offeror in providing an orderly transition of control.

          The Acquisition Agreement contained as a condition precedent that the Company obtain a waiver from D. Jon Axford, the Vice President of the Company, to the effect that the Offer will not constitute a "change of control" under his employment contract with the Company. Mr. Axford delivered such a waiver on December 29, 1995. There are no agreements between the Offeror or Arch and Mr. Axford in regard to continued employment if the Offer is successful.

Break-up Fee

          The Acquisition Agreement provides that in the event that:

     (a) any person should offer to acquire any Common Shares, on or after December 29, 1995 and prior to the Expiry Time, at a price per share in excess of $0.71;

     (b) the board of directors of the Company does not recommend or withdraws its recommendation to Shareholders to accept the Offer or recommends acceptance of another offer by a person other than the Offeror with respect to some or all of the outstanding Common Shares;

     (c) there shall be any breach or non-performance by the Company of a material provision of the Acquisition Agreement; or

     (d) the Company enters into an agreement with respect to any acquisition or purchase of more than 15% of the Common Shares, any liquidation, dissolution, recapitalization, merger, amalgamation or other similar transaction or business combination or the sale of assets material to Trax, then

Trax will pay to Arch within two business days following the date of the termination of the Offer, as full reimbursement of the Offeror for any and all expenses paid or required to be paid by Arch in connection with the Acquisition Agreement and the Offer and in recognition of the role the Offer may have played in securing a higher offer for the holders of Common Shares, the sum of $400,000.

Purpose of the Offer

          The purpose of the Offer is to enable the Offeror to acquire all outstanding Common Shares, including Common Shares which may become outstanding on the exercise of stock options during the Offer Period. If at least 90% of the outstanding Common Shares not owned by or on behalf of the Offeror or its affiliates or associates are validly tendered pursuant to the Offer, the Offeror intends to elect to invoke the statutory rights of acquisition contained in Part 16 of the ABCA, the provisions of which are attached as Appendix A to this Circular.

          If the Offer is successful but the Offeror acquires less than 90% of the outstanding Common Shares, the Offeror intends to pursue a Subsequent Acquisition Transaction to acquire the Common Shares not tendered to the Offer on such terms and conditions as the Offeror, at the time, believes to be fair and equitable to the Company and its Shareholders. The timing and details of any such transaction will necessarily depend upon a variety of factors, including the number of Common Shares acquired pursuant to the Offer. See
Section 11 of the Offer, "Acquisition of Common Shares Not Deposited and Appraisal Rights".

Plans for the Company

          If the Offer is successful, it is expected that certain changes will be effected with respect to the composition of the board of directors of the Company to allow nominees of the Offeror to become members of such board. Upon the acquisition of the Common Shares, the Offeror intends to integrate the business carried on by the Offeror and the Company, and may consider certain asset dispositions, if appropriate. If permitted by applicable law, subsequent to the completion of the Offer or the Subsequent Acquisition Transaction, if necessary, the Offeror intends to delist the Common Shares from The Toronto Stock Exchange and cause the Company to cease to be a reporting issuer under the securities laws of each applicable province.

8.        CANADIAN FEDERAL INCOME TAX CONSIDERATIONS - SHAREHOLDERS RESIDENT
IN CANADA

          In the opinion of Code Hunter Wittmann, counsel to the Offeror, the following is a summary of the principal Canadian federal income tax considerations generally applicable to Shareholders who dispose of Common Shares pursuant to the Offer or pursuant to a Subsequent Acquisition Transaction involving an amalgamation and who, for purposes of the Income Tax Act: (i) are resident in Canada; (ii) hold their Common Shares as capital property; and (iii) deal at arm's length with the Offeror and the Company. Common Shares will generally constitute capital property to a Shareholder unless the Shareholder either holds such Common Shares in the course of carrying on a business, or has acquired such Common Shares in a transaction or transactions considered to be an adventure in the nature of trade. It is assumed for purposes of this opinion that the Rights have no material cost or value and that the amount of consideration allocable to Rights disposed of will not exceed a nominal amount.

          THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR SHAREHOLDER. ACCORDINGLY, SHAREHOLDERS SHOULD CONSULT THEIR INDEPENDENT TAX ADVISORS FOR ADVICE WITH RESPECT TO THE INCOME TAX CONSEQUENCES TO THEM OF DISPOSING OF THEIR COMMON SHARES HAVING REGARD TO THEIR OWN PARTICULAR CIRCUMSTANCES.

          This summary and the Summary on page 6 hereof are based upon the current provisions of the Income Tax Act, the regulations thereunder in force on the date hereof (the "Regulations"), all proposed amendments to the Income Tax Act and Regulations publicly announced by the Minister of Finance prior to December 22, 1995 and counsel's understanding of the current administrative practices of Revenue Canada. No assurance can be given that the Income Tax Act or the Regulations will be amended as proposed. This summary does not otherwise take into account or anticipate changes in the law, whether by way of judicial, governmental or legislative decision or action, nor does it take into account provincial, territorial or foreign tax legislation or considerations.

          A Shareholder who accepts the Offer will be considered to have made a disposition, for purposes of the Income Tax Act, of Common Shares at the time the Offeror takes up and pays for such shares pursuant to the Offer and will realize a capital gain (or capital loss) to the extent that the proceeds received for such Common Shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to him of such Common Shares. The determination of the adjusted cost base of the Common Shares of the Shareholder will be affected by various rules in the Income Tax Act including any elections made by individuals and certain trusts in respect of the elimination of the "$100,000 capital gains exemption" on February 22, 1994. Shareholders should consult with their own advisors in respect of such matters.

          Three-quarters of a capital gain (a "taxable capital gain") is included in computing income and three-quarters of a capital loss (an "allowable capital loss") is deductible from taxable capital gains. To the extent that a Shareholder has insufficient taxable capital gains in the current taxation year against which to apply an allowable capital loss, the deficiency constitutes a net capital loss for the current taxation year which may generally be carried back to any of the three preceding taxation years or carried forward to any future taxation year, subject to the detailed rules in the Income Tax Act in that regard. In the case of a Shareholder which is a corporation, the amount of any capital loss otherwise determined resulting from the disposition of Common Shares will be reduced by the amount of dividends previously received or deemed to have been received by the corporation to the extent and under the circumstances provided for in the Income Tax Act. Similar rules apply where the corporation is a member of a partnership or a beneficiary of a trust which owns Common Shares and, in the case of individuals, with respect to certain tax free dividends on Common Shares (subject to transitional provisions for estates).

          Capital gains realized by an individual may be subject to an alternative minimum tax. Shareholders should consult their own tax advisors with respect to the alternative minimum tax provisions.

          As described in Section 11 of the Offer, "Acquisition of Common Shares Not Deposited and Appraisal Rights", the Offeror may, in certain circumstances, acquire Common Shares not deposited under the Offer pursuant to statutory rights of purchase under Part 16 of the ABCA. A Shareholder whose Common Shares are acquired pursuant to such statutory rights of purchase will generally realize a capital gain (or capital loss) calculated in the manner, and subject to the treatment, described above.

          As discussed in Section 11 of the Offer, "Acquisition of Common Shares Not Deposited and Appraisal Rights", the Offeror intends to pursue a Subsequent Acquisition Transaction, which may be a going private transaction, if all Common Shares are not deposited pursuant to the Offer or if sufficient Common Shares are not deposited pursuant to the Offer in order for the Offeror to pursue a compulsory acquisition of the remaining Common Shares. In this regard, the Offeror may acquire all of the Common Shares not deposited pursuant to the Offer by way of the amalgamation of the Offeror or an affiliate of the Offeror with the Company followed by an immediate redemption for cash of the shares of the amalgamated corporation ("Amalco") held by persons other than the Offeror or an affiliate of the Offeror. A Shareholder will not realize a capital gain or a capital loss on the amalgamation if the Shareholder receives no other consideration for the Shareholder's Common Shares other than shares of Amalco, or shares of a taxable Canadian corporation that controls Amalco immediately after the amalgamation (the "New Shares"). A Shareholder will be deemed to have acquired the New Shares at an aggregate cost equal to the total of the adjusted cost bases of the Common Shares disposed of on the amalgamation.

          Upon the redemption of the New Shares for cash, the Shareholder will be deemed to have received a dividend equal to the amount, if any, by which the amount paid on the redemption exceeds the paid-up capital (within the meaning of the Income Tax Act) of the New Shares immediately before such time. In the case of a Shareholder who is an individual, any such dividend will be included in computing the Shareholder's income and will be subject to the gross-up and dividend tax credit rules normally applicable to dividends from taxable Canadian corporations (other than as may be modified for certain trusts with non-resident beneficiaries). Such a deemed dividend received by a corporate Shareholder will be included in computing the corporation's income and will generally be deductible in computing the corporation's taxable income, subject to various exceptions and special circumstances set out in the Income Tax Act. Private corporations and certain other corporations may be liable to pay a 25% refundable tax under Part IV of the Income Tax Act in respect of such dividend.

          Draft legislation to amend the Income Tax Act (the "Draft Legislation") was released by the Minister of Finance on July 19, 1995 and December 12, 1995 to implement proposals tabled in the February 27, 1995 Federal Budget. The Draft Legislation increases the rate of Part IV tax to 331/3% for dividends received after June, 1995 and also imposes an additional tax of 62/3% on the lesser of investment income (other than exempt income and tax deductible dividends) and taxable income (other than income in respect of which the small business deduction has been claimed) of Canadian controlled private corporations for taxation years ending after June, 1995, with the tax being prorated for taxation years that begin before July 1995. Such new 62/3% tax is to be added to the corporation's refundable dividend tax on hand account. Investment income will include interest, taxable capital gains and other property income but does not include tax deductible dividends or income from an investment business with more than five full time employees. While the redemption of the New Shares may result in a tax deductible dividend which is not subject to the new 62/3% tax; it may in certain circumstances result in proceeds of disposition which, if it results in a capital gain, is subject to the new 62/3% tax. As the rules in the Income Tax Act relating to taxation of dividends received by various types of corporations are complex, corporate Shareholders are encouraged to consult with their own tax advisors in this regard.

          The difference between the redemption price and the amount of the deemed dividend will be treated as proceeds of disposition of the New Shares for purposes of computing any capital gain or capital loss on disposition; the income tax consequences of capital gains and capital losses are discussed above.

          As discussed in Section 11 of the Offer, "Acquisition of Common Shares Not Deposited and Appraisal Rights", depending upon the nature and terms of any Subsequent Acquisition Transaction, Shareholders may have the right to dissent in respect of the transaction and demand payment of the fair value of their Common Shares. The tax treatment of such payments is unclear. Such treatment may include a deemed dividend, a capital gain or loss, or both a deemed dividend and a capital gain or loss.

9. CANADIAN FEDERAL INCOME TAX CONSIDERATIONS - SHAREHOLDERS NOT RESIDENT IN CANADA

          In the opinion of Code Hunter Wittmann, counsel to the Offeror, the following summary of Canadian federal income tax considerations is only applicable to those Shareholders who, for purposes of the Income Tax Act, have not been resident in Canada at any time while they held Common Shares, deal at arm's length with the Offeror and the Company, hold their Common Shares as capital property and do not use or hold, and are not deemed to use or hold, their Common Shares in, or in the course of carrying on a business in Canada (referred to as "Non-Resident Shareholder"). It is assumed for purposes of this opinion that the Rights have no material cost or value and that the amount of consideration allocable to Rights disposed of will not exceed a nominal amount.

          THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR NON-RESIDENT SHAREHOLDER. ACCORDINGLY, NON-RESIDENT SHAREHOLDERS SHOULD CONSULT THEIR OWN INDEPENDENT TAX ADVISORS FOR ADVICE WITH RESPECT TO THE INCOME TAX CONSEQUENCES TO THEM OF DISPOSING OF THEIR COMMON SHARES PURSUANT TO THE OFFER HAVING REGARD TO THEIR OWN PARTICULAR CIRCUMSTANCES.

          A Non-Resident Shareholder who accepts the Offer will be considered to have made a disposition, for the purposes of the Income Tax Act, of Common Shares at the time the Offeror takes up and pays for such shares pursuant to the Offer. The Non-Resident Shareholder will not be subject to tax under the Income Tax Act in respect of capital gains realized on the disposition of Common Shares pursuant to the Offer or pursuant to the Offeror's statutory rights of purchase described in Section 11 of the Offer, "Acquisition of Common Shares Not Deposited and Appraisal Rights", unless the Common Shares are "taxable Canadian property" (as defined in the Income Tax Act), and the Non-Resident Shareholder is not entitled to relief under an applicable tax treaty. Since the Company is a public corporation for the purposes of the Income Tax Act, the Common Shares will, generally speaking, be taxable Canadian property of a Non-Resident Shareholder if, at any time during the five year period immediately preceding the disposition of the Common Shares, not less than 25% of the issued shares of any class of the share capital of the Company was owned by the Non-Resident Shareholder, by persons with whom the Non-Resident Shareholder did not deal at arm's length or by any combination thereof (and any interest in shares or options in respect of Common Shares will be considered to be the equivalent of ownership of such shares for purposes of the definition of taxable Canadian property). Further, Common Shares may also be taxable Canadian property if acquired pursuant to certain tax deferred exchanges generally involving property which constituted taxable Canadian property or if the Non-Resident Shareholder has elected to have the Common Shares treated as taxable Canadian property on ceasing to be resident in Canada.

          An acquisition of Common Shares by the Offeror or a Subsequent Acquisition Transaction by way of an amalgamation may result, in whole or in part, in a capital gain, capital loss or deemed dividend as described above in
Section 8 of this Circular. If such a transaction or the exercise of any rights of dissent thereunder results in a deemed dividend as discussed above in Section 8 of this Circular, such dividend will be subject to non-resident withholding tax at the rate of 25% or such lower rate as may be provided under the terms of an applicable tax treaty. Further, any taxable capital gain realized by the holder on such a transaction may be subject to Canadian income tax, unless the Non-Resident Shareholder is entitled to relief under an applicable tax treaty.

10.       OWNERSHIP OF COMMON SHARES

          Neither the Offeror nor any director or senior officer of the Offeror beneficially owns, directly or indirectly, controls or exercises direction over, or has the right to acquire, any securities of the Company, other than pursuant to the Agreement to Tender. To the knowledge of the Offeror, after reasonable inquiry, no Common Shares of the Company are owned by, or are under the control or direction of, any associate of any director or senior officer of the Offeror, by any person or company holding more than 10% of any class of equity securities of the Offeror or by any person or company acting jointly or in concert with the Offeror.

11.       TRADING IN COMMON SHARES

          To the knowledge of the Offeror, after reasonable inquiry, no Common Shares have been traded during the six-month period preceding the date of the Offer by the Offeror or any person holding more than 10% of any class of securities of the Offeror, the directors or senior officers of the Offeror, any associate or affiliate of any of the foregoing or by any person or company acting jointly or in concert with the Offeror.

12.       STOCK EXCHANGE LISTING, PRICE RANGE AND VOLUMES

          The Common Shares are listed on The Toronto Stock Exchange. The market price range and the volume of trading of the Common Shares on The Toronto Stock Exchange during the periods indicated preceding the date of the Offer by the Offeror as reported in stock exchange publications and other sources believed reliable have been as follows:

                                      High       Low        Volume
                                    --------- ---------  ------------
                       1994

                       November       $1.00     $0.65       102,960

                       December        0.85      0.67     1,210,200

                       1995

                       January         0.73      0.44       190,135

                       February        0.73      0.61       122,857

                       March           0.87      0.61       153,763

                       April           0.89      0.73       161,200

                       May             1.08      0.75       598,955

                       June            1.00      0.70       630,613

                       July            0.75      0.67     1,005,000

                       August          0.68      0.51       215,200

                       September       0.64      0.55       115,400

                       October         0.70      0.45       147,800

                       November        0.60      0.45       420,050

                       December        0.66      0.55       480,140

                       1996

                       January 1-5     0.71      0.68       285,800

          On December 28, 1995, the last day of trading for Common Shares prior to the public announcement of the Offer, the closing price on The Toronto Stock Exchange for the Common Shares was $0.65. On January 5, 1996, the closing price on The Toronto Stock Exchange for the Common Shares was $0.69. On November 16, 1995, the last day of trading for Common Shares prior to the public announcement of the Pacalta Offer, the closing price on The Toronto Stock Exchange for the Common Shares was $0.50.

13.       ARRANGEMENTS BETWEEN THE OFFEROR AND THE DIRECTORS AND OFFICERS OF THE
          COMPANY

          There are no arrangements or agreements made or proposed to be made between the Offeror and any of the directors or officers of the Company and no payments or other benefits are proposed to be made or given by way of compensation in respect of loss of office or in respect of such directors or officers remaining in or retiring from office if the Offer is successful.

          The Company does have agreements in place for compensation for loss of office if there is a "change of control" to Trax. If the Offer is successful, it would constitute a "change of control" for the purpose of the agreements. According to the First Directors' Circular, Trax has entered into an employment agreement with its President, Donald W. Axford. In the event of cessation of employment for any reason other than just cause, the agreement provides for the payment to the President of $300,000.

          According to the First Directors' Circular, Trax also entered into an employment agreement with D. Jon Axford, Su-hin Chee and Les G. Morris, the Vice President, Chief Financial Officer and Manager, Drilling and

Production of Trax, respectively. Mr. Axford's contract includes provision for two years' salary and benefits and six months' out-placement services in the event of termination of employment without cause, due to a merger, a significant change in responsibilities, the acquisition of all or substantially all of the assets of Trax by a third party or because of a change of control of Trax. Messrs. Chee's and Morris' agreements contain similar provisions with the exception that their entitlement to salary and benefits is limited to one year. Aggregate payments under the termination provisions of these three agreements is estimated at $475,180.

          Mr. D. Jon Axford has agreed with Trax to waive his right to a payment under his employment agreement which may otherwise arise as a result of the proposed acquisition by the Offeror. See Section 7 of the Circular, "Purpose of the Offer and Plans for the Company".

14.       ARRANGEMENTS BETWEEN THE OFFEROR AND SHAREHOLDERS OF THE COMPANY

          Except with respect to the Agreement to Tender as described below, there are no contracts, arrangements or understandings, formal or informal, between the Offeror, or to the knowledge of the Offeror, after reasonable inquiry, by any associate of a director or senior officer of the Offeror, by any person holding more than 10% of any class of equity securities of the Offeror or by any person acting jointly or in concert with the Offeror, and any Shareholder or any other person with respect to any Common Shares in relation to the Offer.

          On December 29, 1995, Arch entered into the Agreement to Tender with the Tendering Shareholders. The Agreement to Tender provides that Arch, or a wholly-owned subsidiary thereof, would make an offer to purchase all of the Common Shares at a price of at least $0.71 per Common Share, subject to the satisfaction of certain conditions. Pursuant to the Agreement to Tender, the Tendering Shareholders have agreed to tender all of their Common Shares (including Common Shares issuable on exercise of outstanding stock options) consisting of 2,413,147 Common Shares and 500,000 Common Shares issuable on the exercise of stock options, representing approximately 20% of the outstanding Common Shares, within five Business Days of the Offer. The Tendering Shareholders have agreed not to withdraw such shares unless the Agreement to Tender is earlier terminated or a Competing Offer is outstanding 24 hours prior to the Expiry Time and the Offeror has not increased the consideration payable under the Offer to at least equal that under the Competing Offer.

          In the event that the Common Shares held by any of the Tendering Shareholders are tendered to a Competing Offer and taken up and paid for, are sold by any of the Tendering Shareholders within 90 days of being withdrawn from the Offer or not being tendered thereto, or if sold by Arch within 90 days' after being taken up and paid for, as the case may be, then, in any of the foregoing events, the amount paid for such shares in excess of $0.71 per share will be divided as to 50% for the Tendering Shareholders (proportionate to the number of Common Shares tendered), and 50% for the Offeror.

15.       SOURCE OF FUNDS

          If the Offer is successful and the Offeror acquires all of the Common Shares (on a diluted basis) pursuant to the Offer, the total amount of funds required to purchase such shares and to pay related fees and expenses will be approximately $10.4 million. Arch has committed to capitalize the Offeror with the required funds through the purchase of shares or the making of a shareholder's loan. Such share purchases or loans by Arch will be made from available credit facilities. Arch has a credit facility in the amount of U.S.$50 million, the borrowing base of which, at December 31, 1994, was U.S.$26 million, with its principal banker. The borrowing base is reviewed semi-annually and bears interest at the bank's Base Rate. Arch presently has sufficient funds available under this facility to fund the Offer and related expenses.

16.       EXPENSES OF THE OFFER

          The expenses relating to the Offer, including depository, solicitation, printing, and legal expenses, are estimated at $365,000 and will be paid by the Offeror.

17.       DIVIDEND POLICY

          As far as the Offeror is aware, the Company has not paid dividends on its Common Shares.

18.       MATERIAL CHANGES IN THE AFFAIRS OF THE COMPANY

          The Offer is being made on the condition, among others, that the terms of the Shareholder Rights Plan shall have been waived and continue to be waived with respect to the Offer and any Subsequent Acquisition Transaction contemplated by the Offer. Under the terms of the Shareholder Rights Plan, if the Offeror were to take up and pay for Common Shares without the application of the plan to the Offer being waived, the Offeror could suffer significant dilution as a result of the operation of the Shareholder Rights Plan. On January 4, 1996, the Offeror received notice that the board of directors of the Company had waived the application of the Shareholder Rights Plan to the Offer and any Subsequent Acquisition Transaction contemplated by the Offer.

          Except as set forth above and the Pacalta Offer (see Section 3 of the Circular, "Competing Offer by Pacalta Resources Ltd."), the Offeror has no information, as of the date hereof, which indicates that any material change has occurred in the affairs, financial position or prospects of the Company since August 31, 1995, the date of the Company's last published financial statements. The Offeror has no knowledge of any other matter that has not previously been generally disclosed but which would reasonably be expected to affect a decision of a Shareholder to accept or reject the Offer.

19.       ACCEPTANCE OF THE OFFER

          Except as set forth in Section 7 of the Offer and Section 14 of the Circular, the Offeror has no knowledge regarding whether any Shareholder will accept or reject the Offer.

20.       DEALER MANAGER

          The Offeror has retained Peters & Co. Limited to act as financial advisor to Arch and the offeror in connection with the Offer and has retained Peters & Co. Limited to act as Dealer Manager. The Offeror has agreed to pay to the Dealer Manager fees of $50,000 for forming and managing a soliciting dealer group (comprised of members of the Investment Dealers Association of Canada and members of the stock exchanges in Canada) to solicit acceptances of the Offer. The Dealer Manager will also be reimbursed by the Offeror for out-of-pocket expenses, including fees of legal counsel, and will be indemnified against certain liabilities, including liabilities under securities laws, and expenses in connection therewith.

          The Offeror will pay any member of the soliciting dealer group whose name appears in the appropriate space in the Letter of Acceptance and Transmittal accompanying a deposit of Common Shares a solicitation fee of $0.01 for each such Common Share taken up and paid for, subject to a minimum fee of $75 and a maximum fee of $1,500 in respect of any single beneficial owner. In the absence of a specification of a soliciting dealer in the Letter of Acceptance and Transmittal the fee will be paid to the Dealer Manager.

          The Offeror will not pay any fee in respect of Common Shares tendered to the Offer by the Tendering Shareholders. No fee or commission will be payable by any Shareholder who accepts the Offer by transmitting such Shareholder's Common Shares directly to the Depositary or who makes use of the facilities of a soliciting dealer.

21.       DEPOSITARY

          The Offeror has retained Montreal Trust to act as a depositary for the receipt of certificates in respect of Common Shares and related Letters of Acceptance and Transmittal deposited under the Offer and for the payment for Common Shares purchased by the Offeror pursuant to the Offer. The Depositary will receive compensation from the Offeror for its services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under securities laws, and expenses in connection therewith.

22.       LEGAL MATTERS

          The legal opinions referred to under "Canadian Federal Income Tax Considerations - Shareholders Resident in Canada" and "Canadian Federal Income Tax Considerations - Shareholders Not Resident in Canada" have been provided by Code Hunter Wittmann. As of January 5, 1996, partners and associates of Code Hunter Wittmann beneficially owned (directly or indirectly) none of the outstanding common shares of the Offeror, less than 1% of the common shares of Arch and less than 1% of the Common Shares.

23.       STATUTORY RIGHTS

          Securities legislation in certain of the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provision of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

                             CONSENT OF SOLICITORS

TO:       The Directors of Northern Arch Resources Ltd.

          We hereby consent to the reference to our opinions contained under the "Canadian Federal Income Tax Considerations - Shareholders Resident in Canada" and "Canadian Federal Income Tax Considerations - Shareholders Not Resident in Canada" in the Circular accompanying the Offer dated January 9, 1996 made by the Offeror to the Shareholders of the Company.

          We have read the Circular and have no reason to believe that there are any misrepresentations in it that are derived from our opinions or within our knowledge as a result of services performed by us in connection with our opinions.

January 9, 1996                     (signed)  CODE HUNTER WITTMANN
Calgary, Alberta                              Barristers and Solicitors

                           APPROVAL AND CERTIFICATE



January 9, 1996


          The contents of the Offer and this Circular have been approved and the sending, communication or delivery thereof to the holders of the Common Shares has been authorized by the board of directors of Northern Arch Resources Ltd. The foregoing contains no untrue statement of material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities which are the subject of the Offer.



(signed)  LARRY KALAS                          (signed)  FRED CANTU
          President and Chief Executive Officer          Chief Financial Officer



      On behalf of the Board of Directors of Northern Arch Resources Ltd.



(signed)  JOHNNY VINSON                        (signed)  GARY R. BUGEAUD
          Director                                       Director

                                  APPENDIX A

              PART 16 OF THE BUSINESS CORPORATIONS ACT (ALBERTA)
                      TAKE-OVER BID - COMPULSORY PURCHASE


187       In this Part,
     (a) "dissenting offeree" means an offeree who does not accept a take-over bid and a person who acquires from an offeree a share for which a take-over bid is made;
     (b) "offer" includes an invitation to make an offer;
     (c) "offeree" means a person to whom a take-over bid is made;
     (d) "offeree corporation" means a corporation whose shares are the object of a take-over bid;
     (e) "offeror" means a person, other than an agent, who makes a take-over bid, and includes 2 or more persons who, directly or indirectly,
               (i)  make take-over bids jointly or in concert, or
               (ii) intend to exercise jointly or in concert voting rights attached to shares for which a take-over bid is made;
     (f) "share" means a share with or without voting rights and includes
               (i)  a security currently convertible into such a share, and
               (ii) currently exercisable options and rights to acquire such a share or such a convertible security;
     (g) "take-over bid" means an offer made by an offeror to shareholders to acquire all of the shares of any class of shares of an offeree corporation not already owned by the offeror, and includes every take-over bid by a corporation to repurchase all of the shares of any class of its shares which leaves outstanding voting shares of the corporation.

188 (1) A take-over bid is deemed to be dated as of the date on which it is sent.

     (2) If within the time limited in a take-over bid for its acceptance or within 120 days after the date of a take-over bid, whichever period is the shorter, the bid is accepted by the holders of not less than 90% of the shares of any class of shares to which the take-over bid relates, other than shares of that class held at the date of the take-over bid by or on behalf of the offeror or an affiliate or associate of the offeror, the offeror is entitled, on the bid being so accepted and on complying with this Part, to acquire the shares of that class held by the dissenting offerees.

     (3) The rights of an offeror and offeree under this Part are subject to any unanimous shareholder agreement.

189 (1) An offeror may acquire shares held by a dissenting offeree by sending by registered mail within 60 days after the date of termination of the take-over bid and in any event within 180 days after the date of the take-over bid, an offeror's notice to each dissenting offeree stating that

     (a) the offerees holding more than 90% of the shares to which the bid relates have accepted the take-over bid,
     (b) the offeror is bound to take up and pay for or has taken up and paid for the shares of the offerees who accepted the take-over bid,
     (c) a dissenting offeree is required to elect

               (i) to transfer his shares to the offeror on the terms on which the offeror acquired the shares of the offerees who accepted the take-over bid, or
               (ii) to demand payment of the fair value of his shares
                    (A)  by notifying  the offeror, and
                    (B) by applying to the Court to fix the fair value of the shares of the dissenting offeree, within 60 days after the date of the sending of the offeror's notice,

     (d) a dissenting offeree who does not notify the offeror and apply to the Court in accordance with clause (c)(ii) is deemed to have elected to transfer his shares to the offeror on the same terms that the offeror acquired the shares from the offerees who accepted the take-over bid, and

     (e) a dissenting offeree shall send the share certificates of the class of shares to which the take-over bid relates to the offeree corporation within 20 days after he receives the offeror's notice.

     (2) Concurrently with sending the offeror's notice under subsection (1), the offeror shall send or deliver to the offeree corporation a notice of adverse claim in accordance with section 73 with respect to each share held by a dissenting offeree.

190 (1) A dissenting offeree to whom an offeror's notice is sent under section 189(1) shall, within 20 days after he receives that notice, send his share certificates of the class of shares to which the take-over bid relates to the offeree corporation.

     (2) Within 20 days after the offeror sends an offeror's notice under section 189(1), the offeror shall pay or transfer to the offeree corporation the amount of money or other consideration that the offeror would have had to pay or transfer to a dissenting offeree if the dissenting offeree had elected to accept the take-over bid under section 189(1)(c)(i).

191 (1) The offeree corporation is deemed to hold in trust for the dissenting offerees the money or other consideration it receives under section 190(2), and the offeree corporation shall deposit the money in a separate account in a bank or other body corporate any of whose deposits are insured by the Canada Deposit Insurance Corporation or guaranteed by the Quebec Deposit Insurance Board, and shall place the other consideration in the custody of a bank or such other body corporate.

     (2) Within 30 days after the offeror sends an offeror's notice under section 189(1), the offeree corporation shall, if the offeror has paid or transferred to the offeree corporation the money or other consideration referred to in section 190(2),

     (a) issue to the offeror a share certificate in respect of the shares that were held by dissenting offerees,
     (b) give to each dissenting offeree who elects to accept the take-over bid terms under section 189(1)(c)(i) and who sends or delivers his share certificates as required under section 190(1), the money or other consideration to which he is entitled, disregarding fractional shares, which may be paid for in money, and
     (c) send to each dissenting shareholder who has not sent his share certificates as required under section 190(1) a notice stating that

               (i)       his shares have been cancelled,
               (ii) the offeree corporation or some designated person holds in trust for him the money or other consideration to which he is entitled as payment for or in exchange for his shares, and
               (iii) the offeree corporation will, subject to sections 192 to 198, send that money or other consideration to him forthwith after receiving his shares.

192       If a dissenting offeree has elected to demand payment of the fair value of his shares under section 189(1)(c), the offeror may, within 20 days after it has paid the money or transferred the other consideration under section 190(2), apply to the Court to fix the fair value of the shares of that dissenting offeree.

193       A dissenting offeree is not required to give security for costs in an application made under this Part.

194       If more than one application is made under section 189 and 192, the offeror or a dissenting offeree may apply to have the applications heard together.

195       On an application under this Part, the Court shall fix a fair value for the shares of each dissenting offeree who is a party to the application.

196       The Court may in its discretion appoint one or more appraisers to assist the Court to fix a fair value for the shares of a dissenting offeree.

197       The final order of the Court shall be made against  the offeror in favour of each dissenting offeree who has elected to demand payment of the fair value of his shares for the fair value of his shares as fixed by the Court.

198       In connection with proceedings under this Part, the Court may make any order it thinks fit and, without limiting the generality of the foregoing, it may do any or all of the following:
     (a) fix the amount of money or other consideration that is required to be held in trust under section 191(1);
     (b) order that money or other consideration be held in trust by a person other than the offeree corporation;
     (c) allow a reasonable rate of interest on the amount payable to each dissenting offeree from the date he sends or delivers his share certificates under section 190(1) until the date of payment;
     (d) order that any money payable to a shareholder who cannot be found be paid to the Provincial Treasurer and section 220(3) applies in respect of money so paid.

199 (1) If the take-over bid is an offer by a corporation to repurchase its own shares section 189(2) does not apply, and section 190(2) does not apply, but the corporation shall comply with section 191(1) within 20 days after it sends an offeror's notice under section 189(1).

     (2)  If
     (a) the take-over bid is an offer by a corporation to repurchase its own shares, and
     (b)  the corporation is prohibited by section 32
               (i) from depositing or placing the consideration for the shares pursuant to section 191(1), or
               (ii) paying the amount for the shares fixed by the Court pursuant to section 195 the corporation
     (c) shall re-issue to the dissenting offeree the shares for which the corporation is not allowed to pay, and
     (d) is entitled to use for its own benefit any money or consideration deposited or placed under section 191(1), and the dissenting offeree is reinstated to his full rights, as a shareholder.


                                    ******

          OFFICE OF THE DEPOSITARY, MONTREAL TRUST COMPANY OF CANADA:


BY MAIL, BY HAND AND BY FACSIMILE TRANSMISSION:  ATTENTION:  STOCK TRANSFER DEPARTMENT


8th Floor, 151 Front Street West    6th Floor, 530 - 8th Avenue S.W.  2nd Floor, 510 Burrard Street
       Toronto, Ontario                     Calgary, Alberta          Vancouver, British Columbia
           M5J 2N1                                T2P 3S8                        V6C 3B9

Telephone:  (416) 981-9596             Telephone:  (403) 267-6555      Telephone:  (604) 661-0222
Facsimile:  (416) 981-9600             Facsimile:  (403) 266-1490      Facsimile:  (604) 661-9480



                         OFFICE OF THE DEALER MANAGER:


                             Peters & Co. Limited
                          2500, 350 - 7th Avenue S.W.
                               Calgary, Alberta
                                    T2P 4N1

                           Telephone:  (403) 261-4850
                           Facsimile:  (403) 266-4116